Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ATLANTIC UNION BANKSHARES CORPORATION

The undersigned, on behalf of the corporation as set forth below, pursuant to Article 11 of the Virginia Stock Corporation Act (the “Act”), states as follows:

1.        Name of Corporation. The name of the corporation is Atlantic Union Bankshares Corporation (the “Corporation”).

2.        Text of Amendment. Article III of the Corporation’s existing Articles of Incorporation, as amended and restated and in effect prior to the filing of these articles of amendment (the “Articles of Incorporation”), shall be amended to add Article III.C, as set forth in Appendix A attached hereto, stating the terms, including the preferences, limitations and relative rights, of the Corporation’s 6.875% Perpetual Non-Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”).

3.        Adoption and Date of Adoption. Pursuant to Section 13.1-639A of the Act, the Articles of Incorporation permit the Corporation’s Board of Directors to amend the Articles of Incorporation in order to establish the terms, including preferences, limitations and relative rights, of one or more series of the Corporation’s authorized class of serial preferred stock without the approval of the Corporation’s shareholders.

The Corporation certifies that the foregoing amendments were adopted on May 5, 2020 by the Corporation’s Board of Directors without shareholder approval pursuant to the above referenced section of the Act. The Corporation has not issued any shares of the Series A Preferred Stock as of the date hereof.

4.        Effective Date and Time. Pursuant to Section 13.1-606 of the Act, the effective time and date of these Articles of Amendment shall be 12:05 a.m. Eastern Time on June 9, 2020.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its duly authorized officer.

Dated: June 8, 2020	ATLANTIC UNION BANKSHARES CORPORATION

	By:	/s/ Robert M. Gorman
		Name:	Robert M. Gorman
		Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Articles of Amendment]

Appendix A

C. 6.875% Perpetual Non-Cumulative Preferred Stock, Series A

1. Designation and Number of Shares.

This series of Preferred Stock shall be designated as the 6.875% Perpetual Non-Cumulative Preferred Stock, Series A, par value $10.00 per share (the “Series A Preferred Stock”), with a liquidation preference of $10,000 per share of Series A Preferred Stock, and SEVENTEEN THOUSAND TWO HUNDRED FIFTY (17,250) shall be the maximum number of shares constituting this series.

2. Definitions.

(a) “Business Day” means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York are closed.

(b) “Common Stock” means the Corporation’s common stock, par value $1.33 per share.

(c) “DTC” means The Depository Trust Company.

(d) “original issue date” means the first date of issuance of the Series A Preferred Stock.

(e) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.

(f) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (1) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock; (2) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series A Preferred Stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of the Series A Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines of Federal Reserve Regulation Y (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of the Series A Preferred Stock is outstanding.

(d) “Series A Dividend Payment Date” has the meaning set forth in Section 4(b).

(e) “Series A Dividend Period” means the period from and including a Series A Dividend Payment Date to, but excluding, the next Series A Dividend Payment Date, except that the initial Series A Dividend Period will commence on and include the original issue date of Series A Preferred Stock.

(f) “Series A Junior Securities” has the meaning set forth in Section 3(a).

(g) “Series A Parity Securities” has the meaning set forth in Section 3(b).

3. Ranking. The shares of Series A Preferred Stock shall rank:

(a) senior, as to dividends and upon liquidation, dissolution and winding up of the Corporation, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with the Series A Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may be (collectively, “Series A Junior Securities”); and

(b) on a parity, as to dividends and upon liquidation, dissolution and winding up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series A Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may be (collectively, “Series A Parity Securities”).

(c) The Corporation may authorize and issue additional shares of Series A Junior Securities and Series A Parity Securities without the consent of the holders of the Series A Preferred Stock.

Section 4. Dividends.

(a) Holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, out of assets legally available for the payment of dividends under Virginia law, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock at a rate equal to 6.875% per annum for each Series A Dividend Period from the original issue date of the Series A Preferred Stock to, and including, the redemption date of the Series A Preferred Stock, if any. If the Corporation issues additional shares of the Series A Preferred Stock after the original issue date, dividends on such shares will accrue from the date such additional shares are issued.

(b) If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series A Preferred Stock (each such date, a “Series A Dividend Payment Date”) quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2020. If any date on which dividends would otherwise be payable is not a Business Day, then the Series A Dividend Payment Date will be the next Business Day, without any adjustment to the amount of dividends paid.

(c) Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the Corporation’s books on the applicable record date, which shall be the 15th calendar day before the applicable Series A Dividend Payment Date, or such other record date, no earlier than 30 calendar days before the applicable Series A Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee of the Board.

(d) Dividends payable on Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption.

(e) Dividends on the Series A Preferred Stock will not be cumulative. If the Board or a duly authorized committee of the Board does not declare a dividend on the Series A Preferred Stock in respect of a Series A Dividend Period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable Series A Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series A Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any subsequent Series A Dividend Period with respect to the Series A Preferred Stock.

(f) So long as any share of Series A Preferred Stock remains outstanding:

(1) no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series A Junior Securities, other than (i) a dividend payable solely in Series A Junior Securities or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan;

(2) no shares of Series A Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) as a result of a reclassification of Series A Junior Securities for or into other Series A Junior Securities, (ii) the exchange or conversion of one share of Series A Junior Securities for or into another share of Series A Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series A Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Series A Junior Securities pursuant to a contractually binding requirement to buy Series A Junior Securities existing prior to the preceding Series A Dividend Period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of Series A Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Series A Junior Securities in the ordinary course of business, (viii) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any Series A Junior Securities by the Corporation; and

(3) no shares of Series A Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, during a dividend period (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Series A Parity Securities, if any, (ii) as a result of a reclassification of Series A Parity Securities for or into other Series A Parity Securities, (iii) the exchange or conversion of Series A Parity Securities for or into other Series A Parity Securities or Series A Junior Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Parity Securities, (v) purchases of shares of Series A Parity Securities pursuant to a contractually binding requirement to buy Series A Parity Securities existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of Series A Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Series A Parity Securities in the ordinary course of business, (viii) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series A Parity Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; unless, in each case, the full dividends for the preceding Series A Dividend Period on all outstanding shares of Series A Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment.

(g) The Corporation will not declare or pay or set apart funds for the payment of dividends on any Series A Parity Securities unless the Corporation has paid or set apart funds for the payment of dividends on the Series A Preferred Stock. When dividends are not paid in full upon the shares of Series A Preferred Stock and any Series A Parity Securities, all dividends declared upon shares of Series A Preferred Stock and any Series A Parity Securities will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Series A Preferred Stock, and accrued dividends, including any accumulations, on any Series A Parity Securities, bear to each other for the then-current Series A Dividend Period.

(h) Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or any Series A Junior Securities or Series A Parity Securities from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

(i) Dividends on the Series A Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Section 5. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series A Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to Series A Preferred Stock, before any distribution of assets is made to holders of Common Stock or any Series A Junior Securities, a liquidating distribution in the amount of the liquidation preference of $10,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series A Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b) In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series A Preferred Stock and all holders of any Series A Parity Securities, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Series A Parity Securities will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock and any Series A Parity Securities, the holders of the Corporation’s Series A Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c) For purposes of this Section 5, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Series A Preferred Stock is not redeemable prior to September 1, 2025. On and after that date, Series A Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, on any Series A Dividend Payment Date, at a redemption price equal to $10,000 per share, plus any declared and unpaid dividends on the shares of Series A Preferred Stock called for redemption up to the redemption date. Holders of Series A Preferred Stock will have no right to require the redemption or repurchase of Series A Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series A Preferred Stock at the time outstanding, at a redemption price equal to $10,000 per share, plus any declared and unpaid dividends on the shares of Series A Preferred Stock called for redemption up to the redemption date, upon notice given as provided in Subsection (b) below.

(b) If shares of Series A Preferred Stock are to be redeemed, the notice of redemption shall be sent to the holders of record of Series A Preferred Stock to be redeemed, sent not less than 15 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if any depositary shares representing Series A Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where the certificates evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price. On and after the redemption date, dividends will cease to accrue on shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, including rights described under Section 7, except the right to receive the redemption price plus any declared and unpaid dividends on the shares of Series A Preferred Stock called for redemption up to the redemption date.

(c) In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot.

(d) Any redemption of the Preferred Stock is subject to receipt by the Corporation of any required prior approval by the Board of Governors of the Federal Reserve System and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Board of Governors of the Federal Reserve System applicable to redemption of the Series A Preferred Stock.

Section 7. Voting Rights.

(a) Except as provided below or as expressly required by law, the holders of shares of Series A Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b) So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to: (1) authorize or increase the authorized amount of, or issue shares of any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or issue any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation; (2) amend the provisions of the Corporation’s amended and restated articles of incorporation, as amended, so as to adversely affect the powers, preferences, privileges or rights of Series A Preferred Stock, taken as a whole, provided, however, that any increase in the amount of the authorized or issued shares of Series A Preferred Stock or authorized Common Stock or Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of Series A Preferred Stock; and (3) consummate a binding share-exchange or reclassification involving the Series A Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Series A Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Series A Preferred Stock or new preferred securities have terms that are not materially less favorable than the Series A Preferred Stock. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed.

(c) If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series A Preferred Stock for six quarterly dividend periods, whether or not consecutive, the number of directors on the Board shall be increased by two at the Corporation’s first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until continuous noncumulative dividends for at least one year on all outstanding shares of Series A Preferred Stock entitled thereto shall have been paid, in full, the holders of shares of Series A Preferred Stock shall have the right, voting as a class together with holders of any other equally ranked series of Preferred Stock that have similar voting rights, to elect such two additional members of the Corporation’s Board to hold office for a term of one year; provided that the Corporation’s Board shall at no time include more than two additional directors elected by holders of Series A Preferred Stock and any other equally ranked series of Preferred Stock having similar voting rights, if any, voting together as one class. Upon such payment in full, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of shares of Series A Preferred Stock shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, whether or not consecutive, as described above. In addition, if and when the rights of holders of Series A Preferred Stock terminate for any reason, including under circumstances described above under Section 6, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends as provided for in Section 6), and the terms of any additional directors elected by the holders of Series A Preferred Stock and any other equally ranked series of Preferred Stock having similar voting rights, if any, shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of such equally ranked series of Preferred Stock have similarly terminated.

Section 8. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any shares of the Series A Preferred Stock are outstanding, the Corporation shall use its best efforts to (i) make available on its website at https://www.atlanticunionbank.com (or any successor website) copies of the annual and quarterly reports that would be required to be filed with the Securities and Exchange Commission (“SEC”) on Forms 10-K and 10-Q, respectively, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act (other than any exhibits that would have been required), within the time periods that would apply if the Corporation were required to file those reports with the SEC if it were a “non-accelerated filer” within the meaning of the Exchange Act; and (ii) promptly, upon request, supply copies of such reports to any holder or prospective holder of the Series A Preferred Stock. In addition, the Corporation shall use its best efforts to mail (or otherwise provide) its annual and quarterly reports to all holders of the Series A Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

Section 9. Conversion Rights. The holders of shares of Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 10. Preemptive Rights. The holders of shares of Series A Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 11. Certificates. The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

Section 12. Transfer Agent. The duly appointed transfer agent for the Series A Preferred Stock shall be Computershare Trust Company, N.A., collectively with Computershare Inc. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the holders of the Series A Preferred Stock.

Section 13. Registrar. The duly appointed registrar for the Series A Preferred Stock shall be Computershare Trust Company, N.A., collectively with Computershare Inc. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.